UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  November 19, 2012

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA  94085
(Address of Principal Executive Offices, including zip code)

(408) 530-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

As previously announced, on November 5, 2012, MIPS Technologies, Inc. (“MIPS”) entered into an Agreement and Plan of Merger, dated November 5, 2012  (the “Merger Agreement”), by and among MIPS, Imagination Technologies Group plc, a public limited company incorporated under the laws of England and Wales  (“Imagination Technologies”), and Imagination Acquisition Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Imagination Technologies,  relating to the acquisition of MIPS by Imagination Technologies.

Subsequently, on November 20, 2012, MIPS announced that it had received an unsolicited proposal from CEVA, Inc. to acquire all of the outstanding  shares of MIPS, following the consummation of the proposed patent sale to Bridge Crossing and the proposed recapitalization, for $75 million in cash.  The proposal from CEVA, Inc. is subject to the approval of CEVA, Inc.'s board of directors and a brief period of confirmatory due diligence.

A copy of the press release issued by MIPS is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In addition, on November 20, 2012, Sandeep Vij, Chief Executive Officer of MIPS, sent a letter to MIPS’ employees notifying them of the unsolicited proposal from CEVA, Inc.  The letter is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Additional Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between MIPS and Imagination Technologies.  In connection with the proposed transaction, MIPS intends to file a definitive proxy statement and other relevant materials with the SEC. The proxy statement and other relevant materials, and any other documents to be filed by MIPS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from MIPS’ website at www.mips.com or by contacting MIPS Investor Relations at: ir@mips.com. Investors and security holders of MIPS are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to  the proposed transaction because they will contain important information about the transaction and the parties to the transaction.

MIPS and its executive officers, directors and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from MIPS’ stockholders in favor of the proposed transaction. A list of the names of MIPS’ executive officers and directors and a description of their respective interests in MIPS are set forth in the proxy statement for MIPS’ 2011 Annual Meeting of Stockholders, MIPS’ 2012 Annual Report on Form 10-K and Amendment No. 1 thereto, in any documents subsequently filed by its directors and executive officers under the Securities Exchange Act of 1934, as amended, and the proxy statement and other relevant materials filed with the SEC in connection with the transactions when they become available. Certain executive officers and directors of MIPS have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the proxy statement relating to the transactions when it becomes available.

Item 9.01.   Financial Statements and Exhibits.

(d)       Exhibits

    The following exhibits are furnished with this Current Report:

            99.1    Press Release, dated November 20, 2012, entitled “MIPS Technologies Announces Receipt of Unsolicited Proposal from CEVA, Inc.”
    99.2    Letter from Sandeep Vij, Chief Executive Officer of MIPS Technologies, Inc., to MIPS' employees, dated November 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: November 20, 2012	By:	/s/ WILLIAM SLATER
Name: William Slater
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 20, 2012, entitled “MIPS Technologies Announces Receipt of Unsolicited Proposal from CEVA, Inc.”
99.2	Letter from Sandeep Vij, Chief Executive Officer of MIPS Technologies, Inc., to MIPS' employees, dated November 20, 2012.